Exhibit 10.22





                            TERM LOAN AGREEMENT

                                  between

                     BECKMAN INSTRUMENTS (JAPAN) LTD.

                                    and

                       CITIBANK, N.A., TOKYO BRANCH

                            SEPTEMBER 30, 1993
                            TERM LOAN AGREEMENT


     THIS AGREEMENT made as of the 30th day of September, 1993 by and between Beckman Instruments (Japan) Ltd., a corporation organized and existing under the laws of Japan with its principal office at 6, Sanbancho, Chiyoda-ku, Tokyo 102, Japan (hereinafter called the "Company"), and Citibank, N.A., Tokyo Branch at 3-14, Higashi-Shinagawa 2-chome, Shinagawa-ku, Tokyo, Japan, a United States national banking association and a foreign bank branch licensed in Japan (hereinafter called the "Bank".)


                                 WITNESS:

     WHEREAS, the Company wishes to borrow certain funds from the Bank, and the Bank is willing to lend such funds, all on the terms and conditions hereinafter set forth; and

     WHEREAS, Beckman Instruments, Inc., a Delaware corporation (the "Guarantor"), has agreed to provide guaranty (the "Guaranty") with respect to performance of any and all obligations of the Company hereunder.

     NOW THEREFORE, the parties hereby agree as follows:


                 ARTICLE 1:  AMOUNT AND TERMS OF THE LOAN

Section 1.01

     Subject to the terms and conditions hereof, and in reliance on the representations and warranties contained herein, the Bank hereby agrees to make a term loan (the "Loan") to the Company in the total principal amount of seven hundred million Japanese Yen 700,000,000 (hereinafter the "Principal Amount") to be used by the Company for the refinancing of existing short term borrowing.

Section 1.02

     The Loan shall be drawn down in one lump sum on September 30, 1993 (hereinafter the "Drawdown Date") in exchange for one (1) promissory note (hereinafter the "Note"). The Note shall be issued by the Company and shall be payable to the order of the Bank at the office of the Bank hereinabove set forth (hereinafter the "Office of the Bank"). The Note shall be in form and substance satisfactory to the Bank and shall include the Drawdown Date, and the Principal Amount and the date of maturity, as follows:

     Amount of Note           Maturity Date

     J. Yen 700,000,000       September 30, 1998
                              (the "Maturity Date")

Section 1.03

     The Company shall repay the Loan by repayment of the Principal Amount and any other outstanding sum under this Agreement in one lump sum on the Maturity Date. The Company may not prepay the Loan (whether in whole or in part) prior to the Maturity Date. Repayment shall be made in Japanese Yen.

Section 1.04

     The Company shall pay interest on the Principal Amount at the rate of 4.6% per annum (hereinafter the "Contract Rate"). Interest shall accrue in Japanese Yen and shall be calculated on the basis of a 365-day year for the actual number of days elapsed. The payment of interest shall be made to the Bank semi-annually in arrears on the last Business Day of March and September each year. As used herein, Business Day means a day other than a Saturday, Sunday or day on which banks are required to close in Tokyo, Japan. Any such day on which an interest payment shall be made hereunder is hereinafter called an "Interest Payment Date."

     If the Company shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) the whole or any portion of the principal of the Loan, interest thereon or any other amount due from the Company under this Agreement, the Company agrees to pay the default interest on such past due principal of the Loan and, to the fullest extent permitted by applicable law, on such past-due interest and other amounts, in either case from and including the due date thereof until the same shall be paid in full, at a rate per annum equal to two percent (2%) above the Contract Rate. This
Section 1.04 shall supercede the provision of Article 3 of the Agreement for Banking Transactions executed by and between the parties hereto on the 1st day of May, 1978 (hereinafter the "Agreement for Banking Transactions") with respect to the Loan.

Section 1.05

     In the event that there are changes in applicable laws or regulations, or in the interpretation thereof, by any governmental authority charged with the administration thereof, which would impose, modify or deem applicable any reserve requirements against the Loan under this Agreement, or which would impose any other condition with respect to this Agreement, the Loan, its principal or interest, or the Note issued thereunder, the result of any of the foregoing being to increase the cost to Bank of making or maintaining the Loan, then the Company, upon the Bank's request and subject to Japanese Government approval, if necessary, hereby agrees either to pay to the Bank an amount so as to reimburse the Bank the amount corresponding to such increased costs to the Bank or to take any other alternative action so as to indemnify the Bank with respect to any such increased costs.

Section 1.06

     Any and all payments by the Company hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings and all liabilities with respect thereto, provided that the Bank provide the Company with a certificate of the tax authority under Article 180 of the Income Tax Law, excluding (i) taxes imposed on the Bank's income, (ii) franchise taxes imposed on the Bank by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof, and (iii) if applicable, taxes imposed on the Bank's income, and franchise taxes imposed on the Bank, by the jurisdiction of the Bank's lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder
(i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph) the Bank will receive and retain an amount equal to the sum the Bank would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and shall provide the Bank with proper evidence of such payment. In addition, the Company agrees to pay any stamp taxes which arise from any payment made hereunder or from the execution and delivery of this Agreement and the Note (hereinafter referred to as "Other Taxes"). The Company will indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this paragraph) paid by the Bank or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Without prejudice to the survival of any other agreement contained herein our agreements and obligations contained in this paragraph shall survive the payments in full of the Loan and principal and interest hereunder.


                ARTICLE II:  REPRESENTATIONS AND WARRANTIES

Section 2.01

The Company represents and warrants as follows:

(a) The Company is a corporation duly organized under the laws of Japan, and is duly qualified to do business wherever necessary to carry on its present operations.

(b) The making and performance of this Agreement and of the Note are within the Company's corporate powers, have been duly authorized by all necessary corporate actions and do not contravene any law or any contractual restriction binding on the Company.

(c) This Agreement is, and the Note when duly executed and delivered will be, legal and binding obligations of the company, enforceable against it in accordance with their respective terms, subject, however, to limitations with respect to restrictions imposed by law in connection with bankruptcy, company reorganization and similar proceedings.

(d) There are no pending or threatened actions or proceedings before any court or administrative agency which may materially adversely affect the Company's financial condition or operations.

(e) The latest balance sheet and related earning statement of the Company for the fiscal year then ended have been furnished to the Bank, and they correctly set forth the Company's financial condition as of such date and the results of its operations for such period, and since such date there has been no material adverse change in such condition or operations.

(f) The claims of the Bank against the Company under this Agreement rank at least pari passu with all other unsecured debts of the Company.


                  ARTICLE III:  COVENANTS OF THE COMPANY

Section 3.01

     During the terms of this Agreement and for so long as any obligation is outstanding under the Loan or the Note, the Company will furnish to the Bank (i) within one hundred and twenty (120) days after the close of each fiscal year, the Company's annual report and accounts including the balance sheet and profit and loss statement for such period, audited by independent public accountant(s) of recognized standing, and (ii) such other financial information as the Bank may reasonably require from time to time, but subject to the conditions that the Bank maintain such financial information in strict confidence, that the Bank utilize such financial information only for the general banking purposes, including, but not limited to, analysis of credit worthiness of the Company and enforcement of the Bank's rights under this Agreement, and that the information be disclosed only to the Lenders (hereinafter defined) who agree to be bound by these conditions.
The Lenders shall be deemed to have agreed to be bound by these conditions upon purchase of the Participation (hereinafter defined).


Section 3.02

     During the term of this Agreement and for so long as any obligation is outstanding under the Loan or the Note, the Company will furnish to the Bank simultaneously with such financial statements a certificate signed by a duly authorized officer of the Company confirming that no event has occurred nor is continuing which would constitute an Event of Default (hereinafter defined) or would constitute such an Event of Default but for the requirement that notice be given or time elapse or both.

Section 3.03

     During the term of this Agreement and for so long as any obligation is outstanding under the Loan or the Note, without the prior written consent of the Bank, the Company will not enter into any merger or consolidation or sell or otherwise transfer or encumber a substantial portion of its assets so as to cause material adverse changes(s) to the Company's operations or financial condition.


                    ARTICLE IV:  CONDITIONS OF LENDING

Section 4.01

     The obligation of the Bank to make the Loan hereunder shall not become effective unless all of the following conditions precedent are fully satisfied:

(a) The Bank shall have received on or before the Drawdown Date the following documents in form and substance satisfactory to the Bank: (i) Certified copy of the Company's Articles of Incorporation, (ii) Certified extract from the minutes of a meeting of the Board of Directors of the Company authorizing the Loan, this Agreement and the issue of the Note, (iii) Legal evidence showing that the person(s) who executed this Agreement, the Note and other related documents were fully authorized to do so and that the signature or seal of such person(s) affixed to this Agreement, the Note and other documents are genuine and (iv) the fees contained in the fee letter of even date herewith.

(b) The representations and warranties made by the Company in connection with the execution and delivery of this Agreement and the Note or contained in any certificate furnished pursuant hereto continue to be true and correct as if made on the Drawdown Date, and there shall not have occurred, in the opinion of the Bank, any material adverse change in the Company's financial, business and other conditions since the date hereof.

(c) There shall not have occurred or been continuing any of the following events:

     (1) Any acts of force majeure preventing the Bank from complying with this Agreement, including but not limited to, foreign exchange control or other restriction or change on capital outflows or inflows put into effect by the Government of Japan, the United States of America or any other government, their subdivision, their agency or otherwise;

     (2) Any representation or warranty made by the Company in connection with the execution and delivery of this Agreement or the Note or contained in any certificate furnished pursuant hereto being found at any time incorrect in any material respect when made;

     (3) Default by the Company in the performance of any terms, covenants or agreements contained in this Agreement; or

     (4)  Any circumstances specified in sub-paragraphs (d) through
          (i) of Section 5.01.

(d) The Bank shall have received from the Guarantor the Guaranty with respect to the Company's obligations under this Agreement in the form and substance satisfactory to the Bank. The Company shall not be required to furnish to the Bank any other security with respect to the Loan in addition to the Guaranty. This section 4.01(d) shall supersede the provision of Article 4 of the Agreement for Banking Transactions with respect to the Loan.

(e) The Bank shall have received on or before the Drawdown Date the following documents in form and substance satisfactory to the Bank: (i) Certified copy of the Guarantor's Articles of Incorporation, (ii) Certified extract from the minutes of a meeting of the Board of Directors of the Guarantor authorizing the Guaranty, (iii) Legal evidence showing that the person(s) who executed the Guaranty, and other related documents were fully authorized to do so and that the signature of such person(s) affixed to the Guaranty and other documents are genuine and (iv) Legal evidence showing that the Guarantor is duly organized and validly existing and in good standing.


                       ARTICLE V:  EVENTS OF DEFAULT

Section 5.01

     If any of the following events (hereinafter the "Events of Default") shall occur and be continuing with respect to the Company:

(a) The Company shall default on any payment of principal of or interest on the Loan or the Note; or

(b) Any representation or warranty made in connection with the execution and delivery of this Agreement or the Note or contained in any certificate furnished pursuant hereto shall prove to be incorrect when made in any material respect; or

(c) The Company shall default in a material manner in the performance of any other terms, covenants or agreements contained in this Agreement; or

(d) The Company shall become insolvent or bankrupt or make any assignment for the benefit of creditors, or consent to the appointment of a trustee or receiver, or liquidator shall be appointed for the Company or for a substantial part of its property; or bankruptcy, reorganization, insolvency or similar proceedings shall be instituted by or against the Company under the laws of any jurisdiction; or

(e) The Company shall fail to pay indebtedness for borrowed money or guarantees thereon or any other indebtedness other than under this Agreement, owing by the Company, or any interest or premium thereon, when due, whether such indebtedness shall become due by scheduled maturity, by required prepayment, acceleration, by demand or otherwise; or the Company shall fail to comply with any covenant or provision other than under this Agreement which failure causes acceleration of any indebtedness other than this Agreement owed by the Company, or there occurs in the Company any event causing acceleration of any indebtedness other than under this Agreement owed by the Company, or any interest or premium thereon; or

(f) The Clearing House in observance of its rules shall take procedures for suspension of the transactions of the Company with banks and similar institutions; or

(g) An order or notice of provisional attachment, preservative attachment or attachment shall be dispatched in respect of any deposit or any other credits of the Company with the Bank; or

(h) Any of the claims of the Bank against the Company under this Agreement shall fail for any reason to rank at least pari passu with all other unsecured debts of the Company.

then, all obligations then outstanding hereunder shall become and be immediately due and payable without presentment, demand, protest, presentation of the Note, or other notice of any kind, all of which are expressly waived by the Company.

Section 5.02

     If any of the items (a) through (d) of Section 5.01 shall occur and be continuing with respect to the Guarantor or the Guarantor shall fail to pay any portion of indebtedness for borrowed money or guarantees thereon or any other indebtedness of US$5,000,000 or more, owing by the Guarantor, or any interest or premium thereon, when due, whether such indebtedness shall become due by scheduled maturity, by required prepayment, acceleration, by demand or otherwise or the Guarantor shall fail to comply with any covenant or provision which failure causes acceleration of any indebtedness of US$5,000,000 or more owed by the Guarantor, or there occurs in the Guarantor any event causing acceleration of any indebtedness of US$5,000,000 or more owed by the Guarantor or any interest or premium thereon; provided, that, the event set forth in this Section
5.02 constitutes an Event of Default only when the Bank declares default of the Loan based upon such event,

then, all obligations then outstanding hereunder shall become and be immediately due and payable without presentment, demand, protest, presentation of the Note, or other notice of any kind, all of which are expressly waived by the Company.

Section 5.03

     This Article V shall supersede the provision of Article 5 of the Agreement for Banking Transactions with respect to the Loan.


                        ARTICLE VI:  MISCELLANEOUS

Section 6.01

     The Company acknowledges that, in connection with the transactions under this Agreement, the Bank will enter into certain hedging arrangements (including but not limited to swap transactions) with third parties. Such hedging arrangements rely upon performance by the Company under this Agreement. The Company shall indemnify the Bank for, and hold the Bank harmless against, any damages, losses, costs or expenses arising in connection with any and all related hedging transactions between the Bank and third parties due to early termination of the Loan pursuant to Article V above. Such damages, losses, costs and expenses shall be limited to those reasonable under the prevailing market practice and shall include all closeout and associated expenses to enter into the market to obtain any counter-transactions necessary.

Section 6.02

     The Bank may at any time, and from time to time, sell or otherwise transfer a participation in the Loan ("Participation") to one or more banks, finance companies, insurance companies, other financial institutions or funds (each, a "Lender") in or to all or a portion of its rights and obligations under this Agreement and the Note. Any Lender may sell or otherwise transfer its Participation. Payments by the Company under this Agreement (or on the Note) shall in all cases be made to the Bank at the Office of the Bank and the Company shall not be concerned with any payment which may be due to a Lender as a result of a sale or transfer of a Participation.

Section 6.03

     All payments under this Agreement and the Note shall be made in Japanese Yen at the Office of the Bank and the Company hereby indemnifies the Bank against any loss, cost and expense incurred where payment is made in another currency or currencies or at another place. Where any payment is made in a currency other than Japanese Yen, the amount due shall be satisfied only to the extent that the currency tendered can purchase Japanese Yen at the Bank's quoted rate on the date payment was due.

Section 6.04

     No failure or delay on the part of the Bank in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or given by law.

Section 6.05

     All notices, demands and communications in connection with this Agreement, the Loan and the Note shall be given in writing to the other party at the following addresses by prepaid registered mail:

If to the Company:  Beckman Instruments (Japan) Ltd.
                    6, Sanbancho, Chiyoda-ku, Tokyo 102
                    JAPAN
                    Attention:     Kenji Yamamuro
                                   Director
                                   Finance and Administration
                    Telephone No.: (813) 3221-5911
                    Facsimile No.: (813) 3221-5912

with a copy to:     Beckman Instruments, Inc.
                    2500 Harbor Boulevard, Box 3100,
                    Fullerton, CA 92634-3100, U.S.A.
                    Attention: General Counsel
                    Telephone No.: (714) 773-6904
                    Fascimile No.: (714) 773-7936

If to the Bank:     3-14, Higashi-Shinagawa 2-chome
                    Shinagawa-ku, Tokyo
                    JAPAN
                    Attention: Capital Markets Group
                    Telephone No.: (813) 5462-9150
                    Fascimile No.: (813) 5462-5154

Any notice, demand or communication by facsimile must also be sent by prepaid registered mail.

Section 6.06

     All accounting terms not specifically defined herein shall be construed in accordance with generally accepted principles of good accounting practice.

Section 6.07

     The Company agrees to pay all reasonable legal costs and expenses in connection with the preparation, execution, and delivery of this Agreement and costs and expenses, including legal costs and expenses, in connection with the enforcement of this Agreement and the Note.

Section 6.08

     This Agreement may be amended or supplemented, by mutual consent in writing, in the event any circumstanced requiring such amendment or supplementation shall be considered to have arisen after the signing of this Agreement.

Section 6.09

     This Agreement together with the Agreement for Banking Transactions sets forth the entire understanding of the parties with regard to the subject matter, and supersedes all other negotiations, prior discussions and prior agreements or understandings, whether written or oral, relating to the subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Agreement for Banking Transactions, the provisions of this Agreement shall prevail.

Section 6.10

(a) This agreement shall inure to the benefit of the Bank and its successors and assigns including any subsequent holder or holders of the Note, and the term "Bank" shall include any such holder or holders whenever the context permits. All agreements, representations and warranties, covenants and undertakings contained in this Agreement are for the benefit of each and every Lender from time to time holding a Participation in the Loan.

(b) Neither the obligations of the Company under this Agreement or under the Note, nor any rights of the Company under this Agreement or the Note, shall be assigned, transferred or otherwise disposed of by the Company.

Section 6.11

     This Agreement, the Note and any other documents required under this Agreement shall be governed by the laws of Japan. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the Tokyo District Court and any New York State or Federal Court of the United States of America sitting in New York City, and all courts of appeal therefrom, with respect to this Agreement, the Note and any matter, action or proceedings arising therefrom. The Company waives any right to claim immunity from suit or against enforcement of a judgement or to claim that the forums mentioned in this Section are inconvenient.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.




          Company:       Beckman Instruments (Japan) Ltd.



                    By   STAMP APPLIED
                         Name:
                         Title:


          Bank:          Citibank, N.A., Tokyo Branch



                    By   STAMP APPLIED
                         Name:
                         Title: